As filed with the Securities and Exchange Commission on November 27, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

____________

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

____________

SOLARFUN POWER HOLDINGS CO., LTD

(Exact name of Registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification Number)

666 Linyang Road

Qidong, Jiangsu Province 226200

People’s Republic of China

(86-513) 8330-7688

(Address and telephone number of Registrant’s principal executive offices)

____________

Solarfun Power Holdings Co., Ltd. 2007 Equity Incentive Plan

(Full title of the plans)

Solarfun Power Holdings Co., Ltd. 2006 Share Option Plan

(Full title of the plans)

____________

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(212) 894-8940

(Name, address and telephone number of agent for service)

____________

With copies of all communication to:

Alan Seem, Esq.

Shearman & Sterling LLP

12th Floor, East Tower, Twin Towers

B-12 Jianguomenwai Dajie

Beijing 100022, People’s Republic of China

(86-10) 5922-8000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share	Proposed Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, par value of $0.0001 per Share	11,235,991(3)	$10.55(4)	$118,539,705.05	$3,639.17
	10,799,685(5)	$1.90(6)	$16,668,696.20	$511.73
		$10.55(7)	$21,381,547.85	$656.41
Total	22,035,676		$156,589,949.10	$4,807.31

(1)

The ordinary shares, par value $0.0001 per share (the “Ordinary Shares”), of the Registrant may be represented by the Registrant’s American Depositary Shares (“ADSs”), each of which represents five Ordinary Shares. A separate registration statement on Form F-6 was filed on December 11, 2006 for the registration of ADSs evidenced by American Depositary Receipts issuable upon deposit of Ordinary Shares.  ADSs are traded on the NASDAQ Global Market under the symbol “SOLF”.

(2)

The amount being registered also includes an indeterminate number of Ordinary Shares which may be offered as a result of any stock splits, stock dividends and anti-dilution provisions and other terms in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(3)

Represents 10,799,685 Ordinary Shares reserved for future issuance under the Solarfun Power Holdings Co., Ltd. 2007 Equity Incentive Plan (the “2007 Plan”), plus an annual increase of two percent for 2008 and two percent for 2009. The 2007 Plan provides that an additional number of Ordinary Shares automatically will be added annually to the Ordinary Shares authorized for issuance under the 2007 Plan on the first day of the Registrant’s fiscal year, beginning with the Registrant’s 2008 fiscal year. The number of shares added each fiscal year will be equal to two percent (2%) of the Registrant’s outstanding Ordinary Shares on such day of the fiscal year, or such lesser amount as the Registrant’s board of directors may determine.

(4)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the “Securities Act”) solely for the purpose of determining the registration fee. Estimated based on the average of the high and low trading prices of the Registrant's ADSs, no par value per share, reported on the NASDAQ Global Market on November 21, 2007.

(5)	Represents 10,799,685 Ordinary Shares reserved for issuance under the Solarfun Power Holdings Co., Ltd. 2006 Share Option Plan.
(6)

Estimated in accordance with Rules 457(h) under the Securities Act solely for the purpose of determining the registration fee. For the 8,772,998 Ordinary Shares subject to currently outstanding stock options, the estimate is based on the average weighted exercise price per Ordinary Share.

(7)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of determining the registration fee. For the 2,026,687 Ordinary Shares subject to future awards, the estimate is based on the average of the high and low trading prices of the Registrant's ADSs, no par value per share, reported on the NASDAQ Global Market on November 21, 2007.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*
Item 2.	Registrant Information and Employee Plan Annual Information*

*The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plans covered by this Registration Statement as required by Rule 428(b)(1).

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference.

(a)	the Registrant’s latest Annual Report on Form 20-F (File No. 001-33208) for the fiscal year ended December 31, 2006, filed on July 2, 2007 with the Commission (the “Form 20-F”);
(b)	the Registrant’s reports on Form 6-K filed on January 18, 2007, March 8, 2007, April 23, 2007, May 31, 2007, August 2, 2007, August 20, 2007, September 21, 2007 and October 9, 2007;
(c)

the Registrant’s Registration Statement on Form F-1 (File No. 333-139258), filed on December 11, 2006 with the Commission, including the amendments on Form F-1/A filed on December 28, 2006 and December 19, 2006;

(d)

the description of the Registrant’s Ordinary Shares and ADSs contained in its Registration Statement on Form 8-A (File No. 001-33208) filed with the Commission on December 12, 2006 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s Ordinary Shares and ADSs set forth under “Description of Share Capital,” and “Description of American Depositary Shares” contained in the Prospectus; and

(e)	the description of the Registrant’s shares contained in the Registration Statement on Form F-6 filed on December 11, 2006.

All documents that we subsequently file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s Amended and Restated Memorandum of Association provides for indemnification of officers and directors out of the assets of the Registrant from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur in their capacities as such, except through their own willful neglect or default.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

See attached Exhibit Index.

Item 9.	Undertakings.

(a)       We undertake:

(1)       To file, during any period in which offers or sales are being made of securities registered hereby, a post-effective amendment to this Registration Statement:

(i)        To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)       To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)      To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2)       That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)       To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       We further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than for our payment of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, then, unless in the opinion of our counsel the matter has been settled by controlling precedent, we will submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Qidong, Jiangsu Province, China on November 27, 2007.

SOLARFUN POWER HOLDINGS CO., LTD.

By:	/s/ Lu Yonghua
Name:	Lu Yonghua
Title:	Chairman

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Yonghua Lu and Hanfei Wang as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to this Registration Statement (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the indicated capacities on November 27, 2007.

Name and Signature	Title

/s/ Yonghua Lu	Chairman of the Board of Directors and Chief
Yonghua Lu	Executive Officer

/s/ Hanfei Wang	Director and Chief Operating Officer
Hanfei Wang

/s/ Amy Liu	Chief Financial Officer
Amy Liu

/s/ Roger Fan	Principal Accounting Officer
Roger Fan

/s/ Sven Michael Hansen	Director
Sven Michael Hansen

Name and Signature	Title

/s/ Terry McCarthy	Independent Director
Terry McCarthy

/s/ Ernst A. Butler	Independent Director
Ernst A. Butler

/s/ Thomas J. Toy	Independent Director
Thomas J. Toy

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this registration statement on November 27, 2007.

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

INDEX TO EXHIBITS

Exhibit No.	Description of Document

3.2	Amended and Restated Memorandum of Association (incorporated by reference to the Registrant’s Form F-1 filed on December 11, 2006).

4.2	Registrant’s Form of Certificate for Ordinary Shares (incorporated by reference to the Registrant’s Form F-1 filed on December 11, 2006).

4.3	Registrant’s Form of Deposit Agreement (incorporated by reference to the Registrant’s Form F-6 filed on December 11, 2006).

5.1*	Opinion of Maples and Calder, Cayman Islands counsel to the Registrant, regarding the validity of the Ordinary Shares being registered.

*	Solarfun Power Holdings Co., Ltd. 2007 Equity Incentive Plan.

10.1	Solarfun Power Holdings Co., Ltd. 2006 Share Option Plan (incorporated by reference to the Registrant’s Form F-1 filed on December 11, 2006).

23.1*	Consent of Ernst & Young Hua Ming, Independent Registered Public Accountant.

24.1*	Power of Attorney (included as part of the signature pages).

*Filed herewith